Exhibit 99.1

[MISSION RESOURCES LOGO]	Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010-3039
NEWS RELEASE

Contact:	Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100

Mission Resources Completes $10MM Debt-for-Equity Swap

HOUSTON, December 18, 2003 – Mission Resources Corporation (NASDAQ: MSSN) announced today that it has acquired $10 million of its 10 7/8% Senior Subordinated Notes due 2007 (the “Notes”) for 4.5 million shares of the Company’s common stock. The transaction was completed with Franklin Advisers, Inc. on behalf of Franklin Templeton funds, the largest holder of the Company’s Notes. Franklin now is also Mission’s largest stockholder with holdings of approximately 16% of the current basic shares outstanding. The Company has also committed to filing a registration statement on Form S-3 with the SEC that will register the resale of Franklin’s shares.

“This transaction is the latest step in our ongoing efforts to strengthen the balance sheet of Mission. It removes $10 million of debt from our balance sheet, saves us over $1 million per year in interest expense, and increases our equity base,” said Mission Chairman, President and Chief Executive Officer, Robert L. Cavnar. “I appreciate the vote of confidence inherent in Franklin’s willingness to exchange part of its bond position for equity.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

Franklin Advisers, Inc. is a wholly owned subsidiary of Franklin Resources, Inc. (NYSE: BEN), a global investment organization operating as Franklin Templeton Investments. Franklin Templeton provides global and domestic investment management services through its Franklin, Templeton, Mutual Series and Fiduciary Trust subsidiaries. The San Mateo, CA-based company has over 50 years of investment experience and approximately $322 billion in assets under management as of November 30, 2003.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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